UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 28, 2006

ORION ETHANOL, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-15579	84-0348444
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

307 South Main Street
Pratt, Kansas 67124
(Address of Principal Executive Offices)

(620) 672-2814
Registrant’s Telephone Number, Including Area Code:

RTO Holdings, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Adoption of 2006 Equity Incentive Plan

On November 28, 2006, the board of directors of Orion Ethanol, Inc. (the “Registrant”) adopted the 2006 Equity Incentive Plan, referred to as the 2006 Plan. The 2006 Plan reserves 15,000,000 shares of the Registrant’s common stock for issuance in connection with stock options, restricted stock awards and other equity-based awards to be granted under the 2006 Plan.

The awards (which may include grants of stock options, stock appreciation rights, performance units, restricted stock, restricted stock units or performance shares) under the 2006 Plan are subject to the administration and interpretation by the board of directors or any of its committees administering the 2006 Plan. The following summary description of the 2006 Plan is qualified in its entirety by reference to the terms of the 2006 Plan filed with this Form 8-K.

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The exercise price per share for the shares to be issued pursuant to an exercise of a stock option will be no less than the fair market value per share on the grant date, except in the case of an incentive stock option granted to a 10% owner, where the exercise price per share will be no less than 110% of the fair market value per share on the grant date.

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The term, vesting regime, exercise date and exercise of the stock option will be set forth under the respective award agreement. The form of payment for the exercise of the stock option is determined by the administrator and may consist of any combination of cash, check, other shares and, to the extent not prohibited by the Sarbanes-Oxley Act of 2002, promissory notes or a cashless exercise program.

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Unvested stock options are cancelled as of 90 days after termination of employment as set forth in the respective award agreement and the shares covered by such unvested portion of the award agreement will be forfeited to the Registrant and revert back to the 2006 Plan and the shares subject to the award will become available for future grant or sale under the 2006 Plan. Options that have vested remain exercisable for 90 days after termination; depending on award agreement, other forms of award may terminate on the day of employment termination.

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On the date set forth in the award agreement or on a date determined by the administrator, as applicable, all (i) restricted stock grants for which restrictions have not lapsed; (ii) unearned restricted stock units; (iii) stock appreciation rights; and (iv) performance units and shares shall be forfeited to the Registrant and will revert back to the 2006 Plan and the shares subject to the award will become available for future grant or sale under the 2006 Plan.

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No more than an aggregate of 2,000,000 shares (or for awards denominated in cash, the fair market value of 2,000,000 shares on the grant date) may be subject to awards under the 2006 Plan to any individual participant in any one fiscal year of the Registrant. In addition, subject to certain terms under the 2006 Plan and the Internal Revenue Code, no more than an aggregate of 5,000,000 shares may be issued under an option that qualifies as an incentive stock option.

•
Vested stock options may be exercised within the period specified in the award agreement following the participant’s employment termination, disability or death. Under the 2006 Plan, in the absence of a specified time in the award agreement, the stock option will remain exercisable for (i) 3 months following participant’s employment termination or (ii) 12 months following the participant’s termination due to disability or death.

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A participant will be fully vested in and have the right to exercise the participant’s outstanding options, stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock and restricted stock units, and with respect to performance shares and performance units, all performance goals will be deemed achieved at specified target levels and all other terms and conditions met in the event of a change in control or merger of the Registrant if the successor entity does not assume or substitute all outstanding awards of the Registrant under the 2006 Plan.

•	Awards under the 2006 Plan are not transferable other than by will or the laws of descent and distribution or unless otherwise is permitted by the administrator.

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The 2006 Plan will terminate ten years following the earlier of (i) the date its was adopted by the board of directors or (ii) the date it became effective upon the approval of the shareholders of the Registrant, unless sooner terminated by the board of directors.

ITEM 9.01 FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c)    Exhibits.

Exhibit Number	Description

10.1	Orion Ethanol, Inc., 2006 Equity Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orion Ethanol, Inc.

Date: December 4, 2006

/s/ Lane Hamm
Lane Hamm
Chief Financial Officer